EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2008 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Shutterfly, Inc., which appear in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
January 9, 2009